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                                                                    EXHIBIT 16.1


May 25, 2004


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for the Weatherford International, Inc. 401(k) Savings Plan (the Plan) and, under the date of June 27, 2003, we reported on the financial statements and supplemental schedule of the Plan as of December 31, 2002 and 2001 and for the year ended December 31, 2002. On May 24, 2004, our appointment as principal accountants was terminated. We have read the Plan's statements included under Item 4 of its Form 8-K dated May 24, 2004, and we agree with such statements except that we are not in a position to agree or disagree with the Plan's statement that the Audit Committee of Weatherford International Ltd. approved the change, and that we are not in a position to agree or disagree with the statement that Ernst & Young LLP were not consulted by the Plan or anyone on its behalf regarding either the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Plan's financial statements, or any other matters or reportable events as set forth in Item 304 (a)(2)(i) and (ii) of Regulation S-K, nor did Ernst & Young LLP provide to the Plan a written report or oral advice regarding such principles or audit opinion.

Very truly yours,


/s/ KPMG LLP